NEWSRELEASE

 Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va  23510-2191

                                                                                        FOR IMMEDIATE RELEASE

                                                                                        January 27, 2009

NORFOLK SOUTHERN REPORTS 2008 FOURTH-QUARTER AND FULL-YEAR RESULTS

NS set the following fourth-quarter records:

  Railway operating revenues reached $2.5 billion, up 2 percent.

  Income from railway operations rose 19 percent to $813 million.
  Net income increased 13 percent to $452 million.
  Diluted earnings per share rose 19 percent to $1.21.
  The operating ratio improved by 4.5 percentage points to 67.5 percent.

NS set the following records for the year:

  Railway operating revenues increased 13 percent to $10.7 billion.
  Income from railway operations rose 19 percent to $3.1 billion.
  Net income was $1.7 billion, up 17 percent.
  Diluted earnings per share climbed 23 percent to $4.52.
  The operating ratio improved by 1.5 percentage points to 71.1 percent.

NORFOLK, VA. - Norfolk Southern Corporation (NYSE: NSC) today reported record fourth-quarter 2008 net income of $452 million, an increase of 13 percent compared with $399 million for fourth-quarter 2007.  Diluted earnings per share were $1.21, up 19 percent compared with the $1.02 per diluted share earned in the fourth quarter of 2007.  Net income for 2008 was a record $1.7 billion, up 17 percent compared with $1.5 billion for 2007.  Diluted earnings per share for 2008 increased 23 percent, or 84 cents, to $4.52.

            "Norfolk Southern delivered strong financial results in the fourth quarter, despite economic conditions that reduced freight volumes," said CEO Wick Moorman.  "While it is unclear how long the downturn will last, long-term trends point to freight railroads as the preferred way to move goods and relieve highway congestion.  We will continue to make investments in our company and, in 2009, plan to invest $1.4 billion in capital improvements to maintain the safety and quality of our franchise, improve operational efficiency and service, and support the business growth we expect in future years."

Railway operating revenues were a fourth-quarter record $2.5 billion, up 2 percent compared with the same period a year earlier.  Revenue per unit improvements were somewhat tempered by an 8 percent decline in traffic volume.  For 2008, railway operating revenues improved to a record $10.7 billion, up 13 percent compared with 2007, while volumes declined 3 percent.

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Operating Subsidiary: Norfolk Southern Railway Company                                           World Wide Web Site: www.nscorp.com

                                        Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va 23510-2191

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General merchandise revenues were $1.2 billion, down 10 percent compared with fourth-quarter 2007, primarily as the result of a 19 percent decline in traffic volume.  For 2008, general merchandise revenues reached a record $5.5 billion, a 6 percent increase over 2007, despite an 8 percent decline in volume.

Coal revenues climbed 33 percent to $798 million, a fourth-quarter record, and increased 34 percent to a record $3.1 billion for the year, compared with the same periods of 2007.  Traffic volume rose 5 percent in the quarter and 4 percent for the year compared with the same periods of 2007.

Intermodal revenues were $480 million, down 3 percent compared with fourth-quarter 2007.  For 2008, intermodal revenues were a record $2.1 billion, up 7 percent compared with last year.  Traffic volume decreased 5 percent in the quarter and 3 percent for 2008 compared with the same periods of 2007.

Railway operating expenses were $1.7 billion for the quarter, 4 percent lower compared with fourth-quarter 2007, largely due to lower fuel costs.  For 2008, railway operating expenses of $7.6 billion were 11 percent higher compared with 2007.

Income from railway operations set records for both the fourth quarter and the year, climbing 19 percent to $813 million for the quarter and increasing 19 percent to $3.1 billion for the year, compared with the same periods of 2007.

The fourth-quarter operating ratio reached an all-time record 67.5 percent, a 4.5 percentage point improvement compared with the same period last year.  For the year, the operating ratio improved by 1.5 percentage points to a record 71.1 percent compared with 2007.

            Norfolk Southern Corporation is one of the nation's premier transportation companies.  Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serving every major container port in the eastern United States and providing superior connections to western rail carriers.  Norfolk Southern operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)

Operating Subsidiary: Norfolk Southern Railway Company                                           World Wide Web Site: www.nscorp.com